Increased activity in buying and selling units	If you have delivery rights to lease, please call our office

USPB Units Trade

Sales of USPB's linked Class A and Class B units resumed in May with negotiated, at-the-market (non-conditional) transfers totaling 12,534 units at an average selling price of $137.39 per unit. The market for units had slowed down in large part due to the proposed sale of National Beef Packing Co., LLC, to JBS, S.A., which was terminated in February 2009.

“We have some members who have expressed an interest in buying or selling units,” Tracy Thomas, USPB Director of Marketing, explains. Please call Tracy at 866-877-2525 if you are considering a unit transfer.w

JHL Ranch Wins BIF’s

Commercial Producer Award

JHL Ranch, a USPB member and commercial cow-calf operation near Ashby, NE, was named the Beef Improvement Federation’s (BIF) Commercial Producer of the Year earlier this month. The ranch, which is owned by Art and Merry Brownlee, runs 1,300 to 1,400 head of Angus and Braunvieh cross cows, utilizing 80 paddocks in an intensively managed rotational grazing system on approximately 30,000 acres.

The majority of JHL’s cows are artificially inseminated. Calves are weaned at 150 days of age, then backgrounded and supplemented on grass at the ranch, before being custom fed and sold as finished beef. The ranch has marketed a USDA Age and Source Verified product since 1995.

Tracking and analyzing two end products, replacement females and carcasses, using computer analysis of DNA records on their cattle, ultrasound and linear measurements, and expected progeny difference (EPD) technology have enabled Brownlee’s to make genetic and management improvements to their cowherd and ranch.

“We are blessed to receive this award and want to thank USPB for its efforts to collect carcass data and reward producers who commit to producing a superior product,” Brownlee said.w

USPB Has Delivery

Rights For Lease

However, availability is limited.

USPB continues to have unitholder delivery rights available for lease to other members, although the supply is tighter than normal. If you are a producer who plans to market cattle through USPB this fiscal year by leasing, please call our office to check on availability of delivery rights on a weekly basis.

Interest in leasing delivery rights has remained strong in part because of USPB’s $35 per head age and source verified (ASV) premium. The price to lease delivery rights to market cattle through USPB was increased from $5 to $7 per delivery right during the first part of March.

USPB unitholders who will not use all of their delivery rights in fiscal year 2009 should call our office at 866-877-2525 as soon as possible for help in leasing them. USPB leases delivery rights to producers on a week-to-week basis.w

Seasonal supply increase is consumed by the market

Japanese Demand For ASV

Product Remains Strong

Japanese consumers are buying more age and source verified (ASV) beef from our company as supplies of ASV product increase with the number of calf fed cattle coming to market.

“Despite the increase in ASV cattle, we still sell out all of our beef items we offer to Japan,” Peter Michalski, vice president, International Division of National Beef, reports. “This is due to the solid relationship we have built up with our Japanese customers over the years. We remain the largest exporter of chilled beef to Japan.”

Regarding sales to other major export markets, Michalski says “sales to Mexico are strong although that market is extremely price sensitive.

“Korea, on the other hand, is a weak market for all U.S. beef right now because of the currency devalu‑

...continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

BENCHMARK DATA TABLE

Japanese Demand For ASV Product...    continued from page 1

ation and the overall financial crisis in that country,” he notes. “That situation continues to impact demand for U.S. beef in Korea. As a result, Korea has significant inventories of U.S. beef it needs to move before that market will improve.

"While Russia has made the news recently with its ban on U.S. pork and beef from certain states, including California and Kansas, the ban will not greatly impact our export totals because Russia is not a major market for our company,” Michalski explains. "It will likely take some time for the government to negotiate the reopening of that market. "w

USDA’s Choice/Select

Spread Moves Wider

The Choice/Select spread appears to have put in the spring low and, in recent weeks, has returned to levels similar to fiscal year 2008 for this time period. Market analysts continue to predict a gradual increase into July similar to last year.w

Base Grid Cattle Harvested in KS Plants 3/30/09 to 4/25/09
	Base Grid
(Numbers in Percent)	All	Top 25%
Yield	63.93	64.50
Prime	2.83	3.74
CH & PR	72.54	74.95
CAB	20.68	25.09
BCP	12.14	14.10
Ungraded	2.41	1.37
Hard Bone	0.23	0.04
YG1	9.83	6.64
YG2	38.90	37.92
YG3	42.41	47.34
YG4	8.20	7.49
YG5	0.66	0.61
Light Weight	0.71	0.36
Heavy Weight	2.05	1.42
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$7.31	$12.31
Yield Benefit	$10.03	$19.84
Yield Grade	-$0.89	-$0.75
Out Weight	-$3.49	-$2.25
Steer/Heifer	$1.18	$1.54
ASV	$5.72	$16.79
Natural	$1.36	$4.61
Total Premium	$21.22	$52.09

	FY2008 Trades	FY2009 Trades	May2009 Trades

Did You Know...

✓USPB’s fiscal year 2009 annual meeting will be held on December 9 at the Kansas City Airport Hilton.

✓USPB's $1 per head electronic identification tag rebate has been extended until otherwise notified.w

# Units Traded	6,480	12,534	12,534
Avg. Price/Unit	$112.99	$137.39	$137.39